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                                                                    EXHIBIT 4(f)

Farmers New World Life Insurance Company (R)
Savings Incentive Match Plan For Employees (SIMPLE)
Individual Retirement Annuity Amendment Rider And Statement Of Eligibility
In connection with my application to Farmers New World Life Insurance Company for a SIMPLE Individual Retirement Annuity Plan, I agree that:

A. I have received a copy of the Farmers New World Life Disclosure Statement for SIMPLE Individual Retirement Plans.

     --or--

     I received the SIMPLE Disclosure Statement at the same time my policy was delivered to me as required by Internal Revenue Regulations. I may revoke my policy at any time within 10 days of receiving it.

B. This SIMPLE IRA will accept only cash contributions made on your behalf pursuant to the terms of a SIMPLE IRA Plan described in section 408(p) of the Internal Revenue Code ("IRC"). A rollover contribution or a transfer of assets from another SIMPLE IRA of yours will also be accepted. No other contributions will be accepted.

C. If contributions made on your behalf pursuant to a SIMPLE IRA Plan maintained by your employer are received directly by Farmers New World Life from the employer, Farmers New World Life will provide the employer with the summary description required by IRC section 408(I)(2).

D. Prior to the expiration of the 2-year period beginning on the date you first participated in any SIMPLE IRA Plan maintained by your employer, any rollover or transfer by you of funds from this SIMPLE IRA must be made to another SIMPLE IRA of yours. Any distribution of funds to you during this 2-year period may be subject to a 25-percent additional tax if you do not roll over the amount distributed into a SIMPLE IRA. After the expiration of this 2-year period, you may roll over or transfer funds to any IRA of yours that is qualified under IRC section 408(a) or (b) or (p) or to another eligible retirement plan described in IRC section 402(c)(8)(B).

     No contributions will be accepted unless they are in cash, and the total of such contributions shall not exceed:

     a)  $7,000 for 2002, $8,000 for 2003, $9,000 for 2004, and $10,000 for 2005
         and future years. The $10,000 limit may be further increased for cost-of-living adjustments in 2006 and beyond.

     b) If you are 50 or older, an additional amount as a "catch-up" contribution is allowed. The maximum catch-up contribution for SIMPLE IRA plans is $500 for 2002, $1,000 for 2003, $1,500 for 2004, $2,000
         for 2005, and $2,500 for 2006 and future years. The $2,500 catch-up contribution limit may be further increased for cost-of-living adjustments in 2007 and beyond.

I agree to the following modifications of the policy to which this Amendment Rider and Statement of Eligibility is attached.

THE FOLLOWING PROVISIONS WILL APPLY, AND ANY CONFLICTING PROVISIONS IN THE POLICY ARE APPROPRIATELY AMENDED:

1.   You, the Payee/Annuitant, are the Owner of the policy at all times.
     The policy is for the exclusive benefit of you and your beneficiary(ies.)

2. The policy is nontransferable except to us on surrender or settlement. It may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose. Ownership of the policy may not be transferred except in event of a divorce pursuant to a court order.

3. a) Notwithstanding any provision of this policy to the contrary, the distribution of your interest in the policy shall be made in accordance with the requirements of IRC section 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the policy (as determined under paragraph 4(c)) must satisfy the requirements of IRC section 408(a)(6) and the regulations thereunder, rather than paragraphs (b), (c) and (d) below and section 4.

     b) Your entire interest will commence to be distributed no later than the first day of April following the calendar year in which you attain age 70 1/2 (the "required beginning date") over (a) your life or the lives of you and your designated beneficiary or (b) a period certain not extending beyond your life expectancy or the joint and last survivor expectancy of you and your designated beneficiary. Payments must be made in periodic payments at intervals of no longer than 1 year and must be either nonincreasing or they may increase only as provided in Q & As-1 and -4 of Section 1.401(a)(9)-6T of the Temporary Treasury Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a)(9)-6T.

2002 SIMPLE IRA Amendment Rider

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     c)  The distribution periods described in paragraph (b) above cannot exceed the periods specified in Section 1.401(a)(9)-6T of the Temporary Treasury Regulations.

     d) The first required payment can be made as late as April 1 of the year following the year you attain age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

4. IF YOU DIE BEFORE YOUR ENTIRE INTEREST IN THE POLICY IS DISTRIBUTED, THE FOLLOWING DISTRIBUTION PROVISIONS SHALL APPLY:

     a) If you die on or after required distributions commence, the remaining portion of your interest will continue to be distributed under the method of distribution used before your death.

     b) If you die before required distributions commence, your entire interest will be distributed at least as rapidly as follows:

         (1) If your designated beneficiary is someone other than your surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death, over the remaining life expectancy of your designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of your death, or, if elected, in accordance with paragraph 4(b)(3) below.

         (2) If your sole designated beneficiary is your surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death (or by the end of the calendar year in which you would have attained age 70 1/2, if later), over your spouse's life, or, if elected, in accordance with paragraph 4(b)(3) below. If your surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of your spouse's death, over your spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of your spouse, or, if elected, will be distributed in accordance with paragraph 4(b)(3) below. If your surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

         (3) If there is no designated beneficiary, or if applicable by operation of paragraph 4(b)(1) or 4(b)(2) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of your death (or of your spouse's death in the case of your surviving spouse's death before distributions are required to begin under paragraph 4(b)(2) above).

         (4) Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Treasury Regulations. If distributions are being made to your surviving spouse as the sole designated beneficiary, your spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to your spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to your beneficiary's age in the year specified in paragraph 4(b)(1) or (2) and reduced by 1 for each subsequent year.

     c) The "interest" in the policy includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of
         Section 1.408-8 of the Treasury Regulations and, to the extent required by Treasury Regulations, the actuarial value of any other benefits provided under the policy, such as guaranteed death benefits.

     d) For purposes of paragraphs (a) and (b) above, required distributions are considered to commence on your required beginning date or, if applicable, on the date distributions are required to begin to your surviving spouse under paragraph (b)(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6T of the Temporary Treasury Regulations, then required distributions are considered to commence on the annuity starting date.

     e) If your sole designated beneficiary is your surviving spouse, your spouse may elect to treat the policy as his or her own IRA. This election will be deemed to have been made if your surviving spouse makes a contribution to the policy or fails to take required distributions as a beneficiary.

5.   Your entire interest in this policy is nonforfeitable.

6. Any refund of premiums (other than those attributable to excess contributions) will be applied before the close of the calendar year following the year of the refund toward the payment of additional premiums or the purchase of additional benefits.

7. Farmers New World Life shall submit any annual reports required by the Internal Revenue Code as well as Treasury Regulations issued regarding the status of this Individual Retirement Annuity and such information concerning required minimum distributions as is prescribed by the Commissioner of the Internal Revenue Service.

1997 SIMPLE IRA Amendment Rider

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8.   In the event of any conflict between provisions in this annuity and
     Treasury Regulations, the regulations will control.

9. We reserve the right to amend this annuity at any time to comply with requirements imposed upon SIMPLE Individual Retirement Plans under Treasury Regulations.

I understand the purpose of this rider is to bring my policy into compliance with section 408(b) and 408(p) of the Internal Revenue Code of 1986, as amended. I agree to the provisions, conditions, and limitations, of this rider.
____________________________                      ______________________________
Signature of Owner                                Social Security Number

____________________________                      ______________________________
Address                                           Date

Farmers New World Life Insurance Company has issued this rider as part of the policy to which it is attached effective as of the date of issue of the policy.

                    FARMERS NEW WORLD LIFE INSURANCE COMPANY

/s/ C. Paul Patsis                         /s/ John R. Patton
-----------------------                    ---------------------
    C. Paul Patsis                             John R. Patton
       President                                  Secretary

1997 SIMPLE IRA Amendment Rider

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